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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[X] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Noruma Asset Capital Corporation ("NACC")
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

2   2 World Financial Center, Building B, 21st Floor
--------------------------------------------------------------------------------
                                   (Street)

    New York, New York 10281
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol Malibu Entertainment Worldwide,
                                             Inc. (MBEW)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)
                --------------
4.  Statement for Month/Year  9/01
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------

6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ___ Director    ___ Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)
    ____ Form filed by One Reporting Person

     X   Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Common Stock           9/10/01      S              6,000,000    D          See Note 1      0                 I          See note 2
------------------------------------------------------------------------------------------------------------------------------------
Series BB Preferred
Stock                  9/10/01      S                 386.88    D          See Note 1      0                 I          See note 2
------------------------------------------------------------------------------------------------------------------------------------

* If the form is filed by more than one reporting person, see instruction 4(b((v).
  (Print or Type Responses)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security                             --------------------------------------------------
                                                                           Code      V                 (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Securities    ficial
                                                                                (Instr.     ficially         Bene-         Owner-
                               --------------------------------------------     5)          Owned            ficially      ship
                               Date     Expira-              Amount or                      at End           Owned at      (Instr.
                               Exer-    tion         Title   Number of                      of               End of        4)
                               cisable  Date                 Shares                         Month            Month(1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

Note 1 The aggregate sales price for the shares of Common Stock and Preferred Stock was $550,000.

Note 2 NACC is the sole member of The Capital Company of America LLC ("CCA"). NACC is also the sole beneficiary of Partnership Acquisition Trust V, which owned the securities of the Issuer set forth herein. CCA is NACC's attorney-in-fact with respect to the securities of the Issuer set forth herein.

                       NORUMA ASSET CAPITAL CORPORATION

/s/ Stuart Simon, Director     11/16/01
-------------------------------------------
** Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note: File three copies of this Form, one of which  must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Filer:  Noruma Asset Capital Corporation
2 World Financial Center, Building B, 21st Floor
New York, New York 10281

Date of Event Requiring Statement: 9/10/01
Issuer Name and Ticker or Trading Symbol: Malibu Entertainment Worldwide, Inc.
(MBEW)

Other Reporting Persons:

The Capital Company of America LLC
2 World Financial Center, Building B, 21st Floor
New York, New York 10281

Partnership Acquisition Trust V
2 World Financial Center, Building B, 21st Floor
New York, New York 10281

Additional Signatures:

THE CAPITAL COMPANY OF AMERICA LLC

By: /s/ Stuart Simon
    ------------------------------
Name:  Stuart Simon
Title: Managing Director


PARTNERSHIP ACQUISITION TRUST V

/s/ Lance W. Haberin
----------------------------------
Name:  Lance W. Haberin
Title: Attorney in Fact